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                                                                    EXHIBIT 99.1

              [Philadelphia Consolidated Holding Corp. Letterhead]

May 4, 1998

FOR IMMEDIATE RELEASE

                     PHILADELPHIA CONSOLIDATED HOLDING CORP.
                   ANNOUNCES CLOSING OF FELINE PRIDES OFFERING

Philadelphia Consolidated Holding Corp. (NASDAQ: PHLY) of Bala Cynwyd, Pennsylvania announced today that is successfully closed its FELINE PRIDES(sm) and Trust Preferred Securities offering. FELINE PRIDES(sm) are units consisting of a contract under which the holder is obligated to purchase common stock from the Company approximately three years following this closing and beneficial ownership of either (1) interest bearing preferred securities issued by a business trust subsidiary of the Company or (2) U.S. treasury securities.

Proceeds to the Company, net of underwriting commission, from the sale of 10,350,000 FELINE PRIDES(sm) and 1,000,000 7.00% Trust Originated Preferred Securities were $100,136,250. These amounts include 1,350,000 Income Prides, a component of the FELINE PRIDES(sm), purchased pursuant to the exercise of the underwriters' over allotment option.

Philadelphia Insurance Companies, rated "A+" (Superior) by A.M. Best Company, and "A" by Standard & Poor's, markets and underwrites specialty property and casualty insurance products through 38 proprietary underwriting offices across the U.S. of A.

(sm)Service Mark of Merrill Lynch & Co.